TRANSFER AGENT SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 20th day of November 2000, by and between Ayco Series Trust, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

     WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FMFS is a limited liability company and, among other things, is in the business of administering transfer agency and dividend disbursing agent functions for the benefit of its customers; and

     WHEREAS, the Trust desires to retain FMFS to provide certain transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A attached hereto (each hereinafter referred to as a "Fund"), as it may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.   APPOINTMENT OF TRANSFER AGENT

     The Trust hereby appoints FMFS as Transfer Agent of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein

2.   DUTIES AND RESPONSIBILITIES OF FMFS

     FMFS shall perform all of the customary services of a transfer agent and dividend disbursing agent, including but not limited to:

     A.   Receive orders for the purchase of shares;

     B. Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust's custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account;

     C. Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian;

     D. Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders;

     E. Process transfers of shares in accordance with the shareholder's instructions;

     F. Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions;

     G.   Make changes to shareholder records;

     H. Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding;

     I. Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies or voting instructions;

     J. Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders;

     K. Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust;

     L. Mail requests for shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable Federal tax laws and regulations;

     M. Provide a Blue Sky System which will enable the Trust to monitor the total number of shares of the Fund sold in each state, other than shares of the Funds offered and sold to separate accounts of insurance companies funding variable insurance contracts. In addition, the Trust or its agent, including FMFS, shall identify to FMFS in writing all other transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of FMFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent;

     N. Answer correspondence from shareholders, securities brokers and others relating to FMFS's duties hereunder and such other correspondence as may from time to time be mutually agreed upon between FMFS and the Trust.

     Reimburse the Fund each month for all material losses resulting from "as of" processing errors for which FMFS is responsible in accordance with the "as of" processing guidelines set forth in the attached exhibit B.

3.   COMPENSATION

     The Trust agrees to pay FMFS for the performance of the duties listed in this agreement as set forth on Exhibit A attached hereto; the fees and documented out-of-pocket expenses include, but are not limited to the following: printing, postage, forms, stationery, record retention (if requested by the Trust), mailing, insertion, programming (if requested by the Trust), labels, shareholder lists and proxy expenses.

     These fees and reimbursable expenses may be changed from time to time subject to mutual written agreement between the Trust and FMFS.

     The Trust agrees to pay all fees and reimbursable expenses within twenty
(20) business days following the receipt of the billing notice and appropriate documentation for reimbursable expenses.

     Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of assets and property of the particular Fund involved.

4.   REPRESENTATIONS OF FMFS

     FMFS represents and warrants to the Trust that:

     A. It is a limited liability company duly organized, existing and in good standing under the laws of Wisconsin;

     B.   It is a transfer agent duly registered under the Exchange Act.

     C. It is duly qualified to carry on its business in the State of Wisconsin;

     D. It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

     E. All requisite company proceedings have been taken to authorize it to enter and perform this Agreement;

     F. It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

     G. It will comply with all applicable requirements of the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

5.   REPRESENTATIONS OF THE TRUST

     The Trust represents and warrants to FMFS that:

     A.   The Trust is an open-end management investment company under the 1940
          Act;

     B. The Trust is a business trust organized, existing, and in good standing under the laws of Delaware;

     C. The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

     D. All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

     E. The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

     F. A registration statement under the Securities Act will be made effective and will remain effective, with respect to all shares of the Trust being offered for sale.

6.   PERFORMANCE OF SERVICE;  LIMITATION OF LIABILITY

     A. FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys'
fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

     FMFS shall indemnify and hold the Trust, and its Trustees and officers, harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust, and its Trustees and officers, may sustain or incur or which may be asserted against the Trust, and its Trustees and officers, by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

     In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

     Regardless of the above, FMFS shall immediately notify the Manager of administrative errors and shall immediately reprocess and correct such errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

7.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

8.   TERM OF AGREEMENT

     This Agreement shall become effective as of the date hereof and will continue in effect for a period of two years. Subsequent to the initial two year term, the Agreement may continue from year to year thereafter, if approved by the Trust. This Agreement may be terminated by either party upon giving 120 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. In addition, this Agreement may be terminated by either party ("Terminating Party") if the Terminating Party shall determine, in its sole judgment, exercised in good faith, that the other party ("Terminated Party") is in material breach of its duties under this Agreement, suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; but no termination shall be effective under this
Section 8 until the Terminated Party has been afforded not more than ten (10) business days to respond to a statement by the Terminating Party concerning the reason for notice of termination hereunder. This Agreement also may be amended by mutual written consent of the parties

9.   RECORDS

     FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Trust on and in accordance with its request.

10.  GOVERNING LAW

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

11.  DUTIES IN THE EVENT OF TERMINATION

     In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the reasonable and documented expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained those books, records, correspondence and other data, the Trust shall pay any reasonable and documented expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, correspondence and other data by such successor.

12.  NOTICES

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:

     Firstar Mutual Fund Services, LLC
     615 East Michigan Street
     Milwaukee, WI  53202

     and notice to the Trust shall be sent to:

     Ayco Series Trust
     c/o Ayco Asset Management
     One Wall Street
     Albany, New York 12205-3894
     c/o John Mastriani

     copies to General Counsel

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

AYCO SERIES TRUST                       FIRSTAR MUTUAL FUND SERVICES, LLC

By:/s/John J. Collins
   --------------------------------     By: -----------------------------------
   John J. Collins, III
   Chief Financial Officer and Controller

Attest: ----------------------------    Attest: -------------------------------

                    TRANSFER AGENT AND SHAREHOLDER SERVICING
                              ANNUAL FEE SCHEDULE

                                                                       EXHIBIT A

                      Separate Series of Ayco Series Trust

NAME OF SERIES                                                                       DATE ADDED
--------------                                                                       -----------
               Ayco Large Cap Growth Fund I

Annual Fee
               $16.00 per shareholder account - no-load fund
               $18.00 per shareholder account - load fund
               Minimum annual fee for an omnibus account of $15,000 per year and $16.00 per any non-omnibus accounts.

Extraordinary services quoted separately.

Plus Out-of-Pocket Expenses, including but not limited to:
               Telephone - toll free lines                                           Retention of records
               Postage                                                               Microfilm/fiche of records
               Programming                                                           Special reports
               Stationery/envelopes                                                  ACH fees
               Insurance                                                             NSCC charges
               Proxies                                                               All other out-of-pocket expenses

ACH Shareholder Services
               $125.00 per month per fund group
               $  .50 per account setup and/or change
               $  .50 per ACH item
               $5.00 per correction, reversal, return item

File Transfer - $160/month and $.01/record

Qualified Plan Fees (Billed to Investors)  *
               Annual maintenance fee per account                                    $  12.50 / acct. (Cap at $25.00 per SSN)
               Education IRA                                                         $   5.00 / acct. (Cap at $25.00 / per SSN)
               Transfer to successor trustee                                         $  15.00 / trans.
               Distribution to participant                                           $  15.00 / trans. (Exclusive of SWP)
               Refund of excess contribution                                         $  15.00 / trans.
               Select requests                                                       $ 200.00 / trans

Additional Shareholder Fees (Billed to Investors)
               Any outgoing wire transfer                                            $12.00 / wire
               Return check fee                                                      $20.00 / item
               Stop payment                                                          $20.00 / stop
               (Liquidation, dividend, draft check)
               Research fee                                                          $ 5.00 / item
               (For requested items of the second calendar year [or previous] to the request)(Cap at $25.00)

Fees and out-of-pocket expenses are billed to the fund monthly.

                                                                NSCC
                                                       Out-of-Pocket Charges

NSCC Interfaces
     Set Up
               Fund/SERV, Networking, ACATS, Exchanges                               $5,000 set-up (one time)
               DCCS, TORA
               Commission Settlement                                                 $5,000 set-up (one time)

     Processing
               Fund/SERV                                                             $   50 / month
               Networking                                                            $  250 / month
               CPU Access                                                            $   40 / month
               FundServ Transactions                                                 $  .35 / trade
               Networking - per item                                                 $ .025 / monthly dividend fund
               Networking - per item                                                 $ .015 / non-mo. Dividend fund
               First Data                                                            $  .10 / next-day FundServ trade
               First Data                                                            $  .15 / same-day FundServ trade

NSCC Implementation
     8 to 10 weeks lead time

                                                        Mutual Fund Services
                                                    Out-of-Pocket Expense Items

Forms Costs
     Statement Paper                                                                 $    .038 / item
     #9, #10 Envelopes                                                               $    .043 / item
     Check/Statement Paper                                                           $     .25 / item
     Certificate                                                                     $    1.00 / item
     Wire Order Confirm (non-NSCC)                                                   $     .22 / item
     Firstar Fulfillment Envelope                                                    $     .25 / item
     Presort Postage (one ounce)                                                     $     .34 / item
Shareholder System Select Request                                                    $  200.00 / request
Systems Development/Programming                                                      $  150.00 / hour
Fund Group Addition                                                                  $2,000.00 / fund group*
Fund Additions $1,000.00 / fund or class*
Fund Group Restore                                                                   $1,000.00 / occurrence
Lost Shareholder Search (Keane Tracers)                                              $    3.00 / search
DAZL ($5,000 setup)                                                                  $1,000.00 / month
     Price record transmission                                                       $    .015 / price record
     Other record                                                                    $    .025 / record
NSCC Setup (Fund/SERV, Networking Exchanges, ACATS, MF Profile,                      $5,000.00 / fund group
     DCCS, TORA)
NSCC Commission Settlement                                                           $5,000.00 / fund group

Note - All rates subject to change

                                                                       EXHIBIT B

           FIRSTAR MUTUAL FUND SERVICES, LLC AS OF PROCESSING POLICY

     Firstar Mutual Fund Services, LLC (FMFS) will reimburse the Fund(s) for any net material loss that may exist on the Fund(s) books and for which FMFS is responsible, at the end of each calendar month. "Net Material Loss" shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund's net asset value per share by more than 1/2 cent. Gains and losses will be reflected on the Fund's daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. FMFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of 1/2 cent will not be carried forward to the next succeeding month. FMFS will notify the Manager to the Fund(s) on the daily share sheet of any losses for which the Manager may be held accountable.

     In addition, FMFS shall on a daily basis monitor whether any purchase and redemption order was effected at a price not based on the correct net asset value per share of the Fund(s) next computed after that order was received in good order. In the event that FMFS causes any purchase or redemption order to be effected at a price not based on the correct net asset value per share of the relevant Fund, FMFS shall determine whether the price per share at which that order was effected differed from the net asset value per share of that Fund by one cent (1 cents) or more.

1. If the price per share at which that order was effected differs from the net asset value per share of that Fund by less than by one cent (1 cents), then FMFS's obligations shall be limited to those set forth in the preceding paragraph.

2. If the price per share at which that order was effected differs from the net asset value per share of that Fund by one cent (1 cents) or more, then FMFS shall then be required to determine whether the price per share at which that order was effected differed from the net asset value per share of that Fund by one-half of one percent (1/2 of 1%) or more.

3. If the price per share at which that order was effected differed from the net asset value per share of that Fund by less than one-half of one percent (1/2 of 1%), then FMFS shall:

     A.   Reimburse that Fund for any loss incurred; or

     B. Reprocess that order at the net asset value per share of the Fund next computed after that order was received in good order.

4. If the price per share at which that order was effected differed from the net asset value per share of that Fund by one-half of one percent (1/2 of 1%) or more, then FMFS shall:

     A.   Reimburse that Fund for any loss incurred; and

     B. Reprocess that order at the net asset value per share of the Fund next computed after that order was received in good order, provided, however, that if the value of the purchase or redemption order as effected differed from the correct value of the purchase or redemption order by less than ten dollars ($10), then FMFS shall not be required to reprocess that order.